Exhibit 99.2

Viper Holdings Corporation and Subsidiaries
Consolidated Financial Statements
As of and for the year ended March 31, 2022

Viper Holdings Corporation and Subsidiaries

Independent Auditor’s Report

Board of Directors
Viper Holdings Corporation and Subsidiaries
Carlsbad, California

Opinion
We have audited the consolidated financial statements of Viper Holdings Corporation and Subsidiaries (the “Company”), which comprise the consolidated balance sheet as of March 31, 2022, and the related consolidated statements of operations, comprehensive loss, redeemable preferred stock and deficit, and cash flows for the year then ended, and the related notes to the consolidated financial statements.
In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2022, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.
Change in Accounting Principle
As discussed in Note 2 to the consolidated financial statements, effective April 1, 2021, the Company adopted Accounting Standards Codification Topic 842, Leases (Topic 842). Our opinion is not modified with respect to this matter.
Basis for Opinion
We conducted our audit in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:
•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.
/s/ BDO USA, LLP
San Diego, California
June 24, 2022

VIPER HOLDINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(amounts in thousands, except share and per share amounts)

March 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$94,770
Accounts receivable, net	101,040
Inventories, net	185,082
Income taxes receivable	12,775
Prepaid expenses and other current assets	52,915
Total current assets	446,582
Property, plant and equipment, net	43,539
Intangible assets, net	91,513
Goodwill	48,600
Long-term other assets	41,646
Total assets	$671,880

LIABILITIES, REDEEMABLE PREFERRED STOCK AND DEFICIT
Current liabilities:
Accounts payable	$138,472
Accrued liabilities and other current liabilities	93,556
Short-term loans and current portion of term debt	16,529
Taxes payable	22,948
Total current liabilities	271,505
Long-term debt	368,230
Deferred tax liabilities, net	7,537
Other long-term liabilities	69,985
Total liabilities	717,257
Commitments and contingencies (Note 12)
Redeemable preferred stock
Redeemable preferred stock, $0.01 par value, authorized shares - 70,000,000; issued and outstanding shares - 41,269,841	88,312
Stockholders’ deficit
Common stock, $0.01 par value, authorized shares - 38,000,000; issued and outstanding shares - 37,270,369	373
Additional paid-in capital	109,511
Accumulated other comprehensive loss	(42,048)
Accumulated deficit	(201,190)
Viper Holdings Corporation stockholders’ deficit	(133,354)
Non-controlling interest	(335)
Total deficit	(133,689)
Total liabilities, redeemable preferred stock and deficit	$671,880

The accompanying notes are an integral part of these consolidated financial statements.

VIPER HOLDINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(amounts in thousands)

Year Ended
March 31, 2022
Net sales	$948,223
Cost of sales	555,889
Gross profit	392,334
Operating expenses:
Selling, general and administrative	282,738
Research and development	31,229
Total operating expenses	313,967
Income from operations	78,367
Interest expense	(33,768)
Interest income	109
Change in fair value of derivative instruments	(795)
Other income	11,297
Income before provision for income taxes	55,210
Provision for income taxes	29,780
Net income	25,430
Net income attributable to non-controlling interests	741
Net income attributable to Viper Holdings Corporation	$24,689

The accompanying notes are an integral part of these consolidated financial statements.

VIPER HOLDINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS
(amounts in thousands)

Year Ended
March 31, 2022
Net income	$25,430
Other comprehensive loss, net of tax
Foreign currency translation	(36,930)
Change in pension benefits	2,485
Other comprehensive loss	(34,445)
Comprehensive loss	(9,015)
Net income attributable to non-controlling interests	741
Foreign currency translation attributable to non-controlling interests	(335)
Comprehensive income attributable to non-controlling interests	406
Comprehensive loss	$(9,421)

The accompanying notes are an integral part of these consolidated financial statements.

VIPER HOLDINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF REDEEMABLE PREFERRED STOCK AND DEFICIT
(amounts in thousands, except share amounts)

	Redeemable preferred stock		Common stock		Additional paid-in	Accumulated other comprehensive	Accumulated	Viper Holding Corporation stockholders’	Non-controlling
	Shares	Amount	Shares	Amount	capital	loss	deficit	deficit	interests	Total
Balances at April 1, 2021	41,269,841	$88,312	37,270,369	$373	$161,505	$(7,603)	$(225,879)	$(71,604)	$3,478	$(68,126)
Dividend	—	—	—	—	(51,994)	—	—	(51,994)	—	(51,994)
Change in pension benefits	—	—	—	—	—	2,485	—	2,485	—	2,485
Purchase of non-controlling interest	—	—	—	—	—	—	—	—	(4,555)	(4,555)
Net income	—	—	—	—	—	—	24,689	24,689	741	25,430
Foreign currency translation	—	—	—	—	—	(36,930)	—	(36,930)	1	(36,929)
Balances at March 31, 2022	41,269,841	$88,312	37,270,369	$373	$109,511	$(42,048)	$(201,190)	$(133,354)	$(335)	$(133,689)

The accompanying notes are an integral part of these consolidated financial statements.

VIPER HOLDINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(amounts in thousands)

Year Ended
March 31, 2022
Operating activities:
Net income	$25,430
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	14,661
Amortization	24,037
Non-cash interest expense	3,816
Changes in fair value of derivative instruments	795
Deferred taxes	3,326
Gain on sale leaseback transaction	(5,664)
Loss on extinguishment of debt	8,658
Loss from disposal of property, plant and equipment	7,777
Changes in operating assets and liabilities:
Accounts receivable	(14,010)
Inventories	(58,523)
Income taxes receivable	(2,214)
Prepaid expenses and other current assets	(22,441)
Long-term other assets	(3,125)
Accounts payable and accrued liabilities	41,313
Taxes payable	6,922
Other long-term liabilities	(7,704)
Net cash provided by operating activities	23,054
Investing activities
Purchases of property, plant and equipment	(22,034)
Proceeds from sale of property, plant and equipment	24,694
Expenditures for developed software and other intangible assets	(15,091)
Net cash used in investing activities	(12,431)
Financing activities
Proceeds from debt	381,955
Payments on debt	(311,577)
Debt issuance and amendment fees	(13,736)
Dividends paid	(51,994)
Purchase of non-controlling interest	(4,555)
Other	3
Net cash provided by financing activities	96
Net effect of exchange rates on cash	(10,925)

Change in cash and cash equivalent	(206)
Cash and cash equivalents at the beginning of period	$94,976
Cash and cash equivalent end of period	$94,770

VIPER HOLDINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(amounts in thousands)

Supplemental disclosure of cash flow activities:
Cash paid for interest	$26,003
Cash paid for taxes	20,818

Supplemental disclosure of cash flow activities:
Operating lease liabilities resulting from obtaining right-of-use assets	$22,512

The accompanying notes are an integral part of these consolidated financial statements.

VIPER HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. DESCRIPTION OF THE BUSINESS AND BASIS OF PRESENTATION
Viper Holdings Corporation and Subsidiaries (also referred herein to as “Viper” or the “Company”), a Florida corporation headquartered in Southern California, is the parent company of various brands in the consumer electronics industry. The Company is a global designer, manufacturer and marketer of premium audio (sold under the Bowers & Wilkins®, Denon®, Marantz®, Polk Audio®, Definitive Technology®, and other brand names).
The Company markets its broad portfolio of products through many channels including e-commerce sites, leading national retailers and specialty chains globally.
Basis of Presentation
The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The portion of consolidated entities in which the Company does not maintain ownership is presented as noncontrolling interests in the consolidated financial statements. All intercompany balances and transactions have been eliminated in consolidation. Comprehensive loss includes all changes in stockholders’ deficit except those resulting from investments by, and distributions to, stockholders. Accordingly, the Company’s comprehensive loss includes, net income and adjustments that arise from the translation of the consolidated financial statements of the Company’s foreign operations into U.S. dollars and defined benefit plans.
COVID-19
The worldwide spread of the COVID-19 virus has resulted in a global slowdown of economic activity which is likely to decrease demand for a broad variety of goods and services, including from our customers, while also continuing to disrupt sales channels and marketing activities for an unknown period of time until the disease is contained. While this may have a negative impact to our sales and our results of operations, the Company is not aware of any specific events or circumstances that would require an update to the estimates or judgments or a revision of the carrying value of assets or liabilities as of the date of issuance of these Consolidated Financial Statements. These estimates may change, as new events occur and additional information becomes available. Due to risks and uncertainties arising from COVID-19 in the current economic environment actual results may vary materially from estimates.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of Estimates
The preparation of financial statements, in conformity with US GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates under different assumptions or conditions, and those differences may be material.

VIPER HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Foreign Currency
The functional currencies for the Company’s foreign subsidiaries are the respective local currencies. The Company translates foreign currency balance sheet into US dollars using the end-of-period exchange rates and net sales and expenses using the average exchange rates in effect during each period. The resulting foreign currency translation adjustments are a component of accumulated other comprehensive loss, which is included in stockholders’ deficit on the consolidated balance sheet. Equity accounts are translated at historical rates, except for the change in accumulated deficit during the year which is the result of the income statement translation process. Intercompany transaction gains or losses at each period end, arising from subsequent measurement of balances for which settlement is not planned or anticipated in the foreseeable future are included as translation adjustments and recorded within other comprehensive loss. Translation of intercompany loans of a long-term investment nature are included as a component of translation adjustment in other comprehensive loss. Gains or losses resulting from foreign currency transactions are included in other income and resulted in net gains of $5.4 million for the year ended March 31, 2022.
Cash and Cash Equivalents
Cash and cash equivalents consist of cash on hand and highly liquid investments with initial maturities of 90 days or less. The Company also includes deposits in-transit from banks for payments related to third-party credit card and debit card transactions within cash equivalents.
Concentrations of Risk
Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash, cash equivalents and accounts receivable. The Company maintains cash balances at high-quality financial institutions. Accounts at the US institutions are secured by the Federal Deposit Insurance Corporation, but at times the balances may exceed the federally insured limits. The Company has not experienced any losses in such accounts. The Company does not believe it is exposed to any significant credit risk with respect to its cash.
During the year ended March 31, 2022, two customers accounted for 14% of the Company’s net sales.
The Company currently purchases a majority of its components from suppliers who are based in Asia with which it has long standing relationships. The Company purchased 75% of its inventory from nine suppliers during the year ended March 31, 2022. Although the Company believes that other suppliers could provide components on similar terms if needed, the loss of its relationship with these suppliers could adversely impact the Company’s operating results.
Allowance for Doubtful Accounts
The Company establishes an allowance for doubtful accounts for potentially uncollectible accounts receivable balances. The Company records an allowance for doubtful accounts that it does not expect to collect based on relevant information, including historical experience, current conditions, and reasonable and supportable forecasts. Accounts are charged off against the allowance when the Company believes they are uncollectible. Allowances for bad debts are recorded to selling, general and administrative expenses.

VIPER HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Inventories, net
Inventories are valued at the lower of cost or net realizable value, determined using an average cost method. The Company periodically reviews its inventory for evidence of slow-moving or obsolete parts. A reserve for obsolete or slow-moving inventory is maintained based on inventories on hand compared to estimated future usage and sales, shelf-life assumptions, and estimates about the likelihood of obsolescence. At the point when a loss for inventory obsolescence is recognized, a new cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.
Goodwill
Goodwill represents the excess of the purchase price paid over the net fair value of assets acquired and liabilities assumed. The Company tests goodwill for impairment at the reporting unit level at least annually on March 31st, or more frequently if events or changes in circumstances indicate that the fair value of a reporting unit may be impaired.
The accounting guidance provides the Company with the option to perform a qualitative assessment to determine whether further impairment testing is necessary. The qualitative assessment considers events and circumstances that might indicate that a reporting unit’s fair value is less than its carry amount. These events and circumstances include, macro-economic conditions, such as a significant adverse change in the Company’s operating environment, industry or market considerations; entity-specific events such as increasing costs, declining financial performance, or loss of key personnel, or other events, such as the sale of a reporting unit, adverse regulatory developments or a sustained decrease in the Company’s stock price, as applicable.
If it is determined, as a result of the qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, a quantitative test is required. Otherwise, no further testing is required.
Under the quantitative test, if the carrying amount of the reporting unit goodwill exceeds the fair value of that goodwill, an impairment loss is recorded in the consolidated statement of operations as impairment of goodwill. Measurement of the fair value of a reporting unit is based on one or more of the following fair value measures: (i) using present value techniques of estimated future cash flows; (ii) using valuation techniques based on multiples of earnings or revenue; or (iii) a similar performance measure.
During fiscal year 2022 the Company performed a qualitative impairment assessment for each of its reporting units.
Indefinite-lived Intangible Assets
The Company reviews its intangible assets with indefinite lived trademarks, for impairment annually and whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. The Company uses a qualitative approach to test indefinite-lived intangible assets for impairment by first assessing qualitative factors to determine whether it is

VIPER HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
more-likely-than-not that the fair value of an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform quantitative impairment testing.
An asset’s value is deemed impaired if the discounted cash flows or earnings projections generated do not substantiate the carrying value of the asset. Fair values are determined using the relief from royalty method in which the asset value is estimated by discounting the hypothetical royalty payments to their present value over the economic life of the asset. Key assumptions include: (i) present value factors; (ii) royalty rates used in our trademark valuations; (iii) projected revenue growth rates and other projected cash inflows and outflows used in the models; and (iv) projected long-term growth rates used in the derivation of terminal year values. These and other assumptions are impacted by economic conditions and expectations of management and will change in the future based on period specific facts and circumstances.
Long-lived Assets with Finite Lives
Intangible assets with finite lives are amortized using the straight-line method over their estimated economic lives, currently ranging from two to fourteen years. The Company estimates the useful lives of intangible assets by considering various pertinent factors including the expected use of the asset, legal or contractual provisions which may limit the life of the asset, and the effects of obsolescence and other economic factors. The Company evaluates the estimated useful lives of these intangible assets each reporting period to determine whether events or circumstances warrant revised estimates of useful lives.
Property, plant, and equipment is stated at cost, less accumulated depreciation and amortization. Additions, improvements, and major renewals are capitalized. Maintenance, repairs, and minor renewals are expensed as incurred. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Estimated useful lives are three to seven years for machinery, equipment, furniture and fixtures, three years for computer hardware and software, seven years for buildings, and two to ten years for molds and tooling. Leasehold improvements are amortized over the shorter of, the life of the lease or the asset. Depreciation and amortization expense was $14.7 million and $24.0 million, respectively, during the year ended March 31, 2022.
The Company reviews property, plant and equipment and other intangibles with finite lives for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable. The Company assesses the recoverability of an asset or asset group based on the undiscounted future cash flow the asset or asset group is expected to generate. Impairment is identified if such cash flow plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset or asset group. When an impairment is identified, the Company reduces the carrying amount of the asset to its fair value based on a discounted cash flow approach or, when available and appropriate, to comparable market values.
Leases
The Company determines if an arrangement is a lease at inception and if so, determines whether the lease qualifies as an operating or finance lease. As of April 1, 2021, the Company adopted ASC 842 – Leases under the modified retrospective approach, refer to the Note 2, Recently

VIPER HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Adopted Accounting Pronouncements for additional information. The Company does not recognize right-of-use assets and lease liabilities for short-term leases, which have terms of 12 months or less, on its balance sheet. Right-of-use (“ROU”) assets and lease liabilities are recognized based on the present value of lease payments over the lease term. When the Company’s leases do not provide an implicit rate, an incremental borrowing rate is used based on the information available at commencement dates in determining the present value of lease payments. The incremental borrowing rate is the rate of interest that the Company would expect to pay to borrow over a similar term, and on a collateralized basis, an amount equal to the lease payments in a similar economic environment. The Company’s lease terms may include options to extend or terminate the lease when the Company is reasonably certain that it will exercise such options. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company also elected the package of practical expedients to not reassess whether a contract contains a lease, lease classification and accounting for initial direct costs.
Debt Issuance Costs
Debt issuance costs are presented as a direct deduction of the carrying amount of the debt liability. Amortization of debt issuance costs is reported as interest expense.
Research and Development
Costs related to research and development (“R&D”), which primarily consist of labor and benefits, supplies, facilities, consulting and outside service fees, depreciation and amortization are charged to expense as incurred. The authoritative guidance allows for capitalization of software development costs incurred after a product’s technological feasibility has been established until the product is available for general release to the public. The Company believes its software development process is complete concurrent with the establishment of technological feasibility.
Warranties
The Company records a reserve for product warranties at the time revenue is recognized. The Company offers warranties of various lengths depending upon the specific product. Where applicable, the Company returns to the manufacturer or receives credit from the manufacturer for defective products to the extent that it cannot repair or resell the refurbished product.
The Company records an estimate for warranty related costs based upon historical product warranty return rates, materials usage, and service delivery costs incurred in correcting the product where applicable. The portion of the warranty reserve expected to be incurred within the next 12 months is included within accrued liabilities and other current liabilities, while the remaining balance is included within other long-term liabilities on the consolidated balance sheet. Warranty expense is recorded as a component of cost of sales in the consolidated statement of operation. Should actual product warranty return rates, materials usage, or service delivery costs differ from the historical rates, revisions to the estimated warranty reserve would be required. The current portion of warranty reserve was $4.4 million, and noncurrent warranty reserve was $3.6 million as of March 31, 2022.

VIPER HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following is a summary of the changes to the balance of the current and non-current warranty reserve (in thousands):

Year Ended
March 31, 2022
Beginning balance	$6,687
Increases in reserve	10,078
Costs charged against reserve	(8,731)
Ending balance	8,034
Less: current portion of warranty reserve	4,393
Non-current portion of warranty reserve	$3,641
Asset Retirement Obligations
The Company records an asset retirement obligation (“ARO”) when there is a legal obligation associated with the retirement of a tangible long-lived asset. The Company’s AROs apply primarily to leased facilities which have the provision of returning the property to its original condition upon termination of the agreements. Under ASC Topic 410, Asset Retirement and Environmental Obligations, the Company records the fair value of the liability for any obligation in the period in which it is incurred if the fair value can be reasonably estimated. The liability is estimated based on various assumptions requiring management’s judgment including discount rates and is accreted to its projected future value over time. The interest rate used to calculate the present value of such costs over the estimated retirement period is based on an estimated risk adjusted credit rate for the same period. The capitalized asset is depreciated using the convention for depreciation of leasehold improvement assets. Upon satisfaction of the ARO conditions, any difference between the recorded ARO liability and the actual retirement costs incurred is recognized as an operating gain or loss in the consolidated statement of operations.
Accretion expense from AROs is included within selling, general, and administrative expenses in the consolidated statement of operations. Details of the changes in the Company’s asset retirement obligations were as follows (in thousands):

Balance at March 31, 2021	$2,900
Accretion expense	6
Liabilities settled	(537)
Foreign exchange rate adjustments	(215)
Balance at March 31, 2022	$2,154
Fair Value Measurements
The Company applies the provisions of ASC 820, Fair Value Measurements, (“ASC 820”) for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements. ASC 820 establishes a framework for measuring fair value and expands disclosures about fair value measurements.

VIPER HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Fair value is defined as the price that would be received when selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining the fair value for the assets and liabilities required or permitted to be recorded, the Company considers the principal or most advantageous market in which it would transact, and it considers assumptions that market participants would use when pricing the asset or liability.
ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes three levels of inputs that may be used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to measurements involving significant unobservable inputs. The three levels of the fair value hierarchy are as follows:
Level 1—Quoted prices in active markets for identical, unrestricted assets or liabilities;
Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that can be corroborated by observable market data for substantially the full term of the assets or liabilities;
Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
There were no transfers between financial measurements during the year ended March 31, 2022. The Company believes the carrying amount of cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities and short-term loans are considered to be representative of their respective fair values because of the short-term nature of those instruments. The carrying value of our debt approximates its fair value and falls under Level 2 of the fair value hierarchy, as the interest rate is variable and based on current market rates. The Company did not have any assets or liabilities measured at fair value using Level 3 of the fair value hierarchy as of March 31, 2022.
Revenue Recognition
Product revenue is related to hardware and embedded software that is integrated into final products that are manufactured and sold by the Company. Products and related software are accounted for as a single performance obligation and all intended functionality is available to the customer upon purchase.
Revenue is recognized upon transfer of control of promised products or services to customers which is either upon shipment or upon delivery to the customer, depending on delivery terms. Revenue is recognized at an amount that reflects the consideration that we expect to receive in exchange for those products or services. The transaction price is calculated as selling price net of variable consideration which may include estimates for future returns, discounts, sales incentives, customer programs and any taxes collected from customers, which subsequently remitted to governmental authorities. Revenue from sales of products to customers is recognized at the point in time when control is transferred, which is either upon shipment or upon delivery to the customer, depending on delivery terms and the indicators of control. Shipping and handling costs associated with outbound freight after control over a product has transferred to a customer

VIPER HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
are accounted for as a fulfillment cost and are included in cost of goods sold. As of March 31, 2022, the Company did not have any material amounts related to incremental costs to obtain or fulfill customer contracts.
The Company offers sales incentives and customer programs consisting primarily of discounts, cooperative advertising and market development fund programs. The Company records cooperative advertising and market development fund programs with customers as a reduction to revenue unless it receives a distinct benefit in exchange for credits claimed by the customer and can reasonably estimate the fair value of the benefit received, in which case the Company records it as an expense which is immaterial. The Company recognizes a liability or a reduction to accounts receivable, and reduces revenue based on the estimated amount of sales incentives that will be claimed by customers. Estimates for sales incentives are developed using the most likely amount and are included in the transaction price to the extent that a significant reversal of revenue would not result once the uncertainty is resolved. In developing its estimate, the Company also considers the susceptibility of the incentive to outside influences, the length of time until the uncertainty is resolved and the Company’s experience with similar contracts. Reductions in revenue related to discounts are allocated to products on a relative basis based on their respective standard selling price if there are undelivered products in a contract. Judgment is required to determine the timing and amount of recognition of marketing funds which the Company estimates based on past practice of providing similar funds.
The Company accepts returns from direct customers and from certain resellers. To establish an estimate for returns, the Company uses the expected value method by considering a portfolio of contracts with similar characteristics to calculate the historical returns rate. When determining the expected value of returns, the Company considers future business initiatives and relevant anticipated future events.
Deferred Revenue
The Company invoices each order upon shipment or delivery and recognizes revenue upon transfer of control. Amounts invoiced in advance of revenue recognition are recorded as deferred revenue on the consolidated balance sheet. Deferred revenue primarily relates to royalty revenue from a prepaid license arrangement. The Company recognize revenue from the prepaid license arrangements based upon sales-based royalties when the subsequent sale occurs.
In October 2020, the Company entered into an amendment for a significant licensing agreement of its Bowers & Wilkins brand name, whereby, it received a $20.0 million royalty prepayment in relation to units manufactured by the Company for various high-end car manufacturers with a total commitment of $35.0 million to be received by September 30, 2028.

VIPER HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following table presents the change in deferred revenue (in thousands):

Balance at March 31, 2021	$19,225
Recognition of revenue included in beginning period of deferred revenue	(1,053)
Balance at March 31, 2022	$18,172
Of the $18.2 million of deferred revenue, $0.9 million is classified as a current liability within accrued liabilities and other current liabilities. The remaining balance is classified as a long-term liability within other long-term liabilities.
Payment Terms
Payment terms and conditions vary among the Company’s distribution channels although terms generally include a requirement of payment within 30 to 60 days of product shipment. Sales directly to customers from the Company’s website are paid at the time of product shipment. Prior to providing payment terms to customers, an evaluation of the customer’s credit risk is performed. Contractual allowances are an offset to accounts receivable.
Geographic Disclosures
The Company’s net product sales by geographic region for the year ended March 31, 2022 are as follows (in thousands):

Year Ended
March 31, 2022
Americas	$391,360
Asia Pacific (APAC)	231,333
Europe, the Middle East and Africa (EMEA)	325,530
Total	$948,223
Sales Taxes
Sales taxes collected from customers and remitted to respective governmental authorities are recorded as liabilities and are not included in revenue.
Shipping and Handling Fees and Costs
Shipping and handling costs that are billed to customers are presented as revenue. Costs incurred for shipping and handling on outbound freight are included in selling, general and administrative, which totaled $29.7 million for the year ended March 31, 2022.
Advertising Costs
Advertising costs are expensed as incurred or when the advertising is first run and amounted to $15.9 million for the year ended March 31, 2022, and is included in selling, general and administrative expenses.

VIPER HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Foreign Currency Derivative Instruments
The Company uses forward contracts to hedge certain monetary assets and liabilities, primarily receivables and payables denominated in foreign currencies. The Company’s objective is to partially offset gains or losses resulting from these exposures with opposing gains or losses on the forward contracts, thereby reducing volatility of earnings created by these foreign currency exposures. The fair values of the forward contracts are estimated at each period end based on quoted market prices and are recorded as either a net asset or liability on the consolidated balance sheet. These contracts are considered economic hedges but were not designated as hedges. Therefore, changes in the fair value of the instruments are recognized in the consolidated statement of operations.
Stock-Based Compensation
As compensation for services performed for the Company, certain employees, officers and directors of the Company participate in various long-term incentive plans that provide for the granting of profit interests awards. Profits interests are accounted for by the Company as stock-based compensation in the consolidated statement of operations since the instruments were granted to employees of the Company in exchange for service.
Profit interests have performance-based vesting requirements and vest upon achievement of cash distribution milestones of certain specified amounts to the other equity interest holders of Viper. The value of these awards are based on the estimated fair value of the Viper equity instrument, on the date of grant. Stock-based compensation is recognized over the requisite service period of the individual awards, which is generally equal to the vesting period. For any performance-based equity compensation, compensation is recognized once the applicable performance consideration is probable of being satisfied. Forfeited awards are accounted for as they occur.
Fair Value of Viper Units
Due to the absence of an active market for Viper equity units, the Company utilizes methodologies, approaches and assumptions consistent with the American Institute of Certified Public Accountants’ Audit and Accounting Practice Guide: Valuation of Privately-Held Company Equity Securities Issued as Compensation to estimate the fair value of equity units. In determining the exercise prices for options granted, the Company considers the fair value of the common stock as of the grant date. The fair value of the units is determined based upon a variety of factors, including the rights, preferences and privileges of the units issued; the lack of an active public market; the likelihood of achieving a liquidity event for the Company’s security holders; and forecasted performance and guideline companies, among other factors.
Employee Defined Benefit Pension Plans
The Company maintains noncontributory defined benefit pension plans which cover employees in Japan and the Netherlands.
The Company recognizes the funded status, or difference between the fair value of plan assets and the projected benefit obligations of the pension plan on the consolidated statement of financial position, with a corresponding adjustment to accumulated other comprehensive income (loss). If the projected benefit obligation exceeds the fair value of plan assets, then that difference

VIPER HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
or unfunded status represents the pension liability. The Company records a net periodic pension cost in the consolidated statement of operations. The liabilities and annual income or expense is determined using methodologies that involve several actuarial assumptions, the most significant of which are the discount rate and the expected long-term rate of asset return. The fair values of plan assets are determined based on prevailing market prices see Note 8 - Benefit Plans for further information.
Income Taxes
Income taxes are accounted for using the asset and liability method in accordance with ASC 740, Income Taxes (“ASC 740”). Income taxes are provided for the tax effect of transactions reported in the consolidated financial statements and consist of taxes currently due, plus deferred taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax basis, measured by enacted tax rates for years in which taxes are expected to be paid or recovered.
The Company recognizes deferred tax assets to the extent that we believe these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, carryback potential if permitted under the tax law, and results of recent operations. If it is determined that the deferred tax assets will not be able to be realized in the future in excess of the recorded amount, an adjustment is made to the deferred tax assets, which would reduce the provision for income taxes.
The Company recognizes the tax benefit of uncertain tax positions to the extent that the benefit will more likely than not be realized. Management has evaluated significant tax positions against the criteria established by professional standards and believes there are no such tax positions requiring accounting recognition in the consolidated financial statements. Management does not believe its evaluation of tax positions will significantly change within 12 months of March 31, 2022. Any changes in tax positions will be recorded when the ultimate outcome becomes known. The Company’s income tax returns are subject to examination by taxing authorities in jurisdictions in which the Company operates.
The Company recognizes the effect of uncertain income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that has a greater than 50% likelihood of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.
New Accounting Pronouncements
Recently Adopted Accounting Pronouncements
In 2016, the Financial Accounting Standards Board (“FASB”) issued guidance on the financial reporting requirements for leasing arrangements, ASC 842, Leases. ASC 842 requires lessees to recognize operating leases with a term greater than one year on their balance sheet as ROU assets and corresponding lease liabilities, measured at the present value of the lease payments. As of April 1, 2021, the Company adopted this standard using the modified retrospective approach.

VIPER HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Adoption of the leasing standard resulted in $21.3 million of ROU assets and $22.0 million of lease liabilities. The Company elected to apply the optional transition approach of not adjusting comparative period financial statements for the adoption impact. The Company also elected the package of practical expedients to not reassess whether a contract contains a lease, lease classification and accounting for initial direct costs. The adoption of the new standard did not have a material impact on the Company’s Consolidated Statement of Operations and Statement of Cash Flows. For additional information refer to Note 11, Leases.
In June 2016, the FASB issued guidance that changes the accounting for recognizing impairments of financial assets, ASU 2016-13, Financial Instruments – Credit Losses (Topic 326). Under the new guidance, credit losses for certain types of financial assets are estimated based on expected losses, over the contractual term of financial assets, including short term trade receivables and contract assets, and expands disclosure requirements for credit quality or financial assets. In the first quarter of fiscal 2022 the Company adopted the accounting standard using the modified retrospective approach. The adoption of the new standard did not have a material impact on the Company’s consolidated financial statements.
In August 2017, the FASB issued ASU 2017-12, Targeted Improvements to Accounting for Hedge Activities, which better align an entity’s risk management activities and financial reporting for hedging relationships through changes to both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results. To meet that objective, the amendments expand and refine hedge accounting for both nonfinancial and financial risk components and align the recognition and presentation of the effects of the hedging instrument and the hedged item in the financial statements. ASU 2017-12 will be effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, with early adoption permitted. The adoption of the new standard did not have a material impact on the Company’s consolidated financial statements.
In August 2018, the FASB issued ASU 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract, which requires a customer in a cloud computing arrangement that is a service contract to follow the internal-use software guidance in ASC Topic 350-40 to determine which implementation costs to defer and recognize as an asset. ASU 2018-15 will be effective for annual periods, and interim periods within annual periods, beginning after December 15, 2020 and interim periods within annual periods beginning after December 15, 2021. Early adoption is permitted, including adoption in any interim period, for all entities. The adoption of the new standard did not have a material impact on the Company’s consolidated financial statements.
Recently Issued Accounting Pronouncements Not Yet Adopted
In April 2019, the FASB issued ASU 2019-04, Codification Improvements (Topic 326), Financial Instruments — Credit Losses (Topic 815), Derivatives and Hedging (Topic 815), and Financial Instruments (Topic 825). The amendments clarify the scope of the credit losses standard and among other things. With respect to hedge accounting, the amendments address partial-term fair value hedges and fair value hedge basis adjustments, among other things. On recognizing and measuring financial instruments, they address the scope of the guidance, the requirement for remeasurement to fair value when using the measurement alternative, and certain

VIPER HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
disclosure requirements among other things. This guidance is effective for financial statements issued for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years, with early adoption permitted as long an entity has also adopted the amendments in ASU 2016-13. The Company does not expect the adoption of this guidance to have a material impact on the consolidated financial statements and related disclosures.
In November 2021, the FASB issued ASU 2021-10, Government Assistance (Topic 832), Disclosures by Business Entities about Government Assistance to increase transparency of government assistance including the disclosure of types of assistance, an entity’s accounting for the assistance, and the effect of the assistance on an entity’s financial statements. The guidance is effective for financial statements issued for fiscal years beginning after December 15, 2021, with early adoption permitted. The Company does not expect the adoption of this guidance to have a material impact to the consolidated financial statements and related disclosures.
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848), Facilitation of the Effects of Reference Rate Reform on Financial Reporting. Which provided temporary optional exceptions to the GAAP guidance on contract modifications and hedge accounting to ease the financial reporting burdens related to the expected reporting burdens related to the expected market transition from the London Interbank Offered Rate (LIBOR). And other interbank offered rates to alternative reference rates. The standard is effective beginning on March 12, 2020 and the Company may elect to apply the amendments prospectively through December 31, 2022. The Company plans to apply the amendments in this update to account for any qualifying contract modifications that result from the reference rate used. On April 11, 2022, the Company’s loans under the Senior Credit Facility and advances together with all accrued and unpaid interest were repaid. Refer to Note 13 – Subsequent Events for further information.

VIPER HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
3. BALANCE SHEET DETAILS
Accounts receivable, net, consists of the following (in thousands):

As of
March 31, 2022
Accounts receivable, net:
Accounts receivable	$127,212
Sales return reserve	(4,459)
Allowance for doubtful accounts	(2,228)
Rebates	(19,485)
$101,040
Inventories, net, consists of the following (in thousands):

As of
March 31, 2022
Inventories, net:
Finished goods	$154,771
Raw materials	40,989
Work in process	5,211
Reserve for excess and obsolete inventory	(15,889)
$185,082
Prepaid expenses and other current assets, consists of the following (in thousands):

As of
March 31, 2022
Prepaid expenses and other current assets:
Prepaid expenses	$12,107
VAT receivable	9,897
Advance payments	6,109
Deposits and other receivables	24,802
$52,915

VIPER HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Property, plant and equipment, net, consists of the following (in thousands):

As of
March 31, 2022
Property, plant, and equipment, net:
Machinery and equipment	$46,572
Computer equipment	15,989
Molds and tooling	40,292
Furniture and fixtures	15,959
Leasehold improvements	11,408
Buildings	8,886
Land	7,857
Construction in process	3,268
150,231
Accumulated depreciation and amortization	(106,692)
$43,539
Long-term other assets consist of the following (in thousands):

As of
March 31, 2022
Long-term other assets:
ROU assets	$33,226
Other long-term assets	8,420
$41,646

VIPER HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Accrued liabilities and other current liabilities consists of the following (in thousands):

As of
March 31, 2022
Accrued liabilities and other current liabilities:
Salaries, bonuses and employee benefits	$28,842
Purchase accruals	13,014
VAT and sales tax payable	9,860
Lease liabilities (current portion)	9,140
Warranty costs	4,393
Freight and warehousing costs	4,497
Deferred rent	3,541
Professional fees	2,459
Interest	2,110
Royalties payable	2,171
Deferred revenue (current portion)	851
Legal fees	605
Accrued advisory fees	513
Other	11,560
$93,556
Other long-term liabilities consists of the following (in thousands):

As of
March 31, 2022
Other long-term liabilities:
Retirement reserves	$11,091
Long-term lease liabilities	24,734
Long-term warranty reserves	3,641
Deferred revenue	17,321
Other non-current liabilities	13,198
$69,985

VIPER HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. INTANGIBLE ASSETS AND GOODWILL
The following tables present intangible assets as of March 31, 2022 (in thousands):

	March 31, 2022
	Useful Life (Years)	Gross Amount	Accumulated Amortization	Net Book Value
Intangible assets subject to amortization:
Patents and other developed technology	2-10	$76,943	$(59,636)	$17,307
Licensing agreements	10	9,500	(1,374)	8,126
Customer relationships	5-14	58,455	(44,845)	13,610
Trademarks	10	150	(76)	74
		145,048	(105,931)	39,117
Intangible assets not subject to amortization:
Trademarks		52,396	—	52,396
Total intangible assets		$197,444	$(105,931)	$91,513
There was no impairment on the Company’s intangible assets for the year ended March 31, 2022.
There was no change in the Company’s goodwill during the year ended March 31, 2022.
As of March 31, 2022, amortization for each of the next five years and thereafter is as follows (in thousands):

2023	$16,924
2024	12,117
2025	4,770
2026	965
2027	964
Thereafter	3,377
$39,117

VIPER HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
5. DEBT
The Company’s outstanding borrowings were as follows (in thousands):

As of
March 31, 2022
Senior notes	$375,250
Japanese revolving loan	6,480
Japanese government loan	11,917
Japanese equipment loan	1,666
Total	395,313
Less: current portion	(16,529)
Less: debt discount and issuance costs	(10,554)
Total long-term borrowings	$368,230
Senior Notes and Revolving Loan
On April 29, 2021, the Company entered into a new credit facility. Under the new term loan agreement, the Company issued term loans totaling $380.0 million with a term of 7 years. The new revolver agreement provides for a revolving loan facility up to a maximum principal amount of $75.0 million and subject to a borrowing base based on eligible accounts receivable and inventory. As of March 31, 2022 the Company had $2 million drawn on the revolving loan facility. The proceeds from the new term loans were used to extinguish the existing Senior Notes and Revolving Loan under the Senior Credit Facility, and to extinguish the existing Subordinated Senior Notes. These borrowings were paid off in their entirety in accordance with their original terms, and the respective facility agreements were cancelled. The proceeds from the refinancing also provided the Company with additional funding to pay $52.0 million in a distribution to stockholders, and to pay accrued but unpaid management fees to Charlesbank. The Company incurred $13.7 million of debt issue costs and fees in connection with the two new credit facility agreements and a loss of extinguishment of debt $8.7 million included in other income.
The new term loan matures on April 29, 2028 and pays variable interest at the prime rate plus 4.5%, or LIBOR plus 5.5% at the Company’s option. The outstanding principal amounts are repayable in quarterly installments of $2.4 million through September 2023 and thereafter in quarterly installments of $4.8 million, with the remainder due on maturity. The Company is required to make prepayments of the term loans in certain circumstances where excess cash flow, as defined, exceeds certain defined thresholds or in the cases of asset or subsidiary dispositions, certain defined percentages of the net proceeds. The revolving loan facility under the Revolver Agreement matures on April 29, 2026. The revolving loans pay variable interest at LIBOR plus a margin of between 1.5% and 2.0%, depending on excess availability, or at the Company’s option, at the prime rate plus a margin of between 0.5% and 1.0% depending on excess availability. The new revolver agreement also provides for an unused commitment fee that varies from 0.375% to 0.25% based on average revolver loan utilization.

VIPER HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Subordinated Senior Notes
On February 28, 2017, the Company entered into a subordinated secured credit facility agreement with multiple lenders in which the Company issued $75.0 million in term notes (the “Subordinated Senior Notes”). Interest on the Subordinated Senior Notes included cash interest rate of 9.0% and were also subject to paid in-kind interest at a rate of 4.0% to 7.0%, based on the Company’s leverage ratio.
In October 2020, the Company entered into a new secured credit facility (“Senior Credit Facility”) pursuant to which the Company obtained new term loans in the amount of $31.1 million. The Company’s interest rate for the term loans under the new subordinated secured credit facility is 13.5%, payable in-kind. The new subordinated secured credit facility matures on June 30, 2024 and contains certain affirmative and negative covenants related to the indebtedness, leverage and fixed charge coverage, in each case with cushions against those levels required under the Senior Credit Facility.
In April 2021, the Company fully settled the subordinated senior notes from proceeds of the senior note refinancing agreement.
Japanese Revolving Loan
In February 2020, the Company entered a secured revolving loan (the “Japanese Revolving Loan”) with Mizuho bank, which allows the Company to borrow up to ¥800 million (approximately $6.5 million). The Japanese Revolving Loan is an evergreen agreement that terminates upon request by either the financial institution or the borrower and collateralized with land and buildings in Shirakawa-Shi owned by D&M Holdings Inc., a subsidiary of the Company. It may be drawn as Mizuho Tokyo Interbank Offered Rate (“TIBOR”) plus fixed spread of 0.50% per annum. In connection with the execution of the Japanese Revolving Loan, the Company incurred debt issuance costs of ¥7.2 million (approximately $0.7 million). As of March 31, 2022, the Company had ¥800 million (approximately $6.5 million) outstanding borrowing under the Japanese Revolving Loan, which is presented under short term loans on the consolidated balance sheet.
The Agreement contains customary affirmative and negative covenants, such as financial reporting requirements and customary covenants that restrict its ability to, among other things, provide collateral for obligations borne by the D&M Holdings Inc., and determine the eligibility to declare, and amount of potential dividends to be paid during a given fiscal year. The Company was in compliance with the financial covenants as of March 31, 2022.
Japanese Government Loans
In May and June 2020, the Company received ¥1.48 billion (approximately $14.0 million) in non-collateralized government loan facilities (the “Japanese Government Loans”) as part of their local Japanese stimulus program. Interest accrues at an average rate of 1.32% and is repayable in installments through March 2035. The non-current portion of the Japanese Government Loans is presented under long term debt and current portion is presented under short-term loans on the consolidated balance sheet. The Company incurred no debt issuance costs in connection with the Japanese Government Loans.

VIPER HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Japanese Equipment Loans
In April and May 2021, the Company entered into equipment collateralized loans of ¥150 million (approximately $1.2 million) loan repayable in installments through March 2031 with interest of 1.41%, and ¥80 million (approximately $0.7 million) loan repayable in installments through April 2028 with interest of 1.2%, respectively. Non-current portion of the Japanese Equipment Loans is presented under long term debt and current portion is presented under short term loans on the consolidated balance sheet. The Company incurred no debt issuance costs in connection with these loans.
As of March 31, 2022, the aggregate maturities of principal on all debt for each of the next five years and thereafter is as follows (in thousands):

2023	$16,529
2024	13,449
2025	20,916
2026	20,916
2027	20,916
Thereafter	302,587
Total	$395,313

6. STOCK-BASED COMPENSATION
Profit Interest Units
As of April 1, 2021, the Company had 10,657,894 profit interest units in Viper parent company entities. These units do not expire and had an estimated fair value of $4.63 per unit at the time of grant. Profit interest awards have performance based vesting requirements. A grantee vests in the award if and when the respective parent company entities of Viper make cash distributions of certain specified aggregate amounts to the other equity interest holders in the Viper parent company entities, while the grantee is providing service to the Company. As of March 31, 2022, none of the awards have vested and the performance vesting conditions were not yet deemed probable of occurrence. Accordingly, no compensation cost has been recorded. As of March 31, 2022, all profit interests awards granted remained outstanding, with approximately $49.3 million of unrecognized compensation cost.
The Company did not grant profit interest units during the year ended March 31, 2022.
7. REDEEMABLE PREFERRED STOCK AND ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
Redeemable Preferred Stock
As of March 31, 2022 the Company had 41,269,841 shares of redeemable preferred stock issued and outstanding to various outside investors.

VIPER HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The holders of redeemable preferred stock have various rights and preferences as follows:
Voting — Each share of redeemable preferred stock entitles the holder to one vote at meetings of all stockholders.
The holders of record of the redeemable preferred stock and common stock, voting together as a single class, shall be entitled to elect the board of directors.
Dividends — The holders of outstanding Preferred Stock are entitled to receive dividends declared by the Board of Directors at an annual rate of 14.0%. Dividends are accrued in arrears on the sum of the original issue price, less dividends previously paid, plus previously accrued in arrears, compounded annually, (the “accruing dividends”). After payment in full of any accruing dividends above, the Preferred Stockholders are entitled to receive additional dividends per share of an amount not to exceed the original issue price, (the “additional dividends”). Dividends above are payable only as, if and when declared by the Board of Directors. The dividends are cumulative in that if the dividends specified above are not paid, they must be paid out to the cumulative Preferred Stockholders before any dividends are paid on common shares.
Liquidation Preference — In the event of a liquidation or “wind up” of the Company, or a “Deemed Liquidation” (defined below), the liquidation preference (“Preferred Stock Liquidation Preference”) is payable to the Preferred Stockholders. If the available funds upon a liquidation are insufficient to cover the Liquidation Preference, then the funds will be distributed ratably amongst Preferred Stockholders. After all distributions are made to the holders of Preferred Stock, any remaining funds will be distributed ratably to holders of Common Stock.
The Preferred Stock Liquidation Preference to be paid, will be equal to the respective Preferred Stock original issue price, less any “additional dividends” paid, plus; any accrued and unpaid “accruing dividends.”
Redemption — The redeemable preferred stock becomes mandatorily redeemable upon the occurrence of certain contingent events, specifically, the occurrence of a change of control. Redeemable preferred stock are redeemable upon the occurrence of a deemed liquidation event, which includes certain scenarios that are outside of the control of the Parent. Therefore, these shares are classified as temporary equity.
Accumulated Other Comprehensive Income (Loss)
Accumulated other comprehensive income (loss) for the year ended March 31, 2022:

	Foreign currency translation adjustment	Pension liability	Accumulated other comprehensive income (loss)
Balance as of April 1, 2021	$(5,752)	$(1,851)	$(7,603)
Change in pension benefits	—	2,485	2,485
Foreign currency translation	(36,930)	—	(36,930)
Total accumulated other comprehensive income (loss)	(36,930)	2,485	(34,445)
Balance as of March 31, 2022	$(42,682)	$634	$(42,048)

VIPER HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
8. BENEFIT PLANS
The Company sponsors a 401(k) savings plan. The plan allows for eligible employees to contribute up to statutory limitations. The Company matched 25% of employee contributions up to 8% of the employee’s salary during the year ended March 31, 2022. The Company contributed $0.8 million during the year ended March 31, 2022.
The Company has employee retirement benefits under defined benefit plans in the Netherlands and Japan (the “Retirement Plans”). The Retirement Plans are closed and employees are no longer eligible to participate in the Retirement Plans.
The following table shows the changes in the benefit obligation and plan assets and the Retirement Plans funded status as of March 31, 2022 (in thousands):

Year Ended
March 31, 2022
Changes in defined benefit obligations:
Projected benefit obligation beginning of period	$35,841
Interest cost	285
Actuary gains	(3,322)
Benefit paid	(906)
Other	(3,389)
Projected benefit obligation end of period	$28,509

Changes in plan assets:
Plan assets beginning of period	$23,625
Return on plan assets	(2,959)
Contributions by the employer	129
Benefit paid	(906)
Other	(954)
Plan assets end of period	$18,935
Funded status end of period	$(9,574)
The pension plan assets as of March 31, 2022 are held in AA+ rated investments that are Level 1 fair value assets.
The underfunded balance of $9.6 million was included in other short-term and other long-term liabilities on the consolidated balance sheet as of March 31, 2022.

VIPER HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Net periodic pension costs for the year ended March 31, 2022 includes the following components (in thousands):

Year Ended
March 31, 2022
Retirement expense:
Interest cost	$285
Return on plan assets	(317)
$(32)
Net periodic pension cost and projected accumulated pension obligation were calculated on March 31, 2022 using the following assumptions:

Year Ended
March 31, 2022
Discount rate	0.5%-2.2%
Salary increases	0.0%-2.0%
Expected return on plan assets	2.2%-2.4%
Expected average remaining lives in years	10-19
The estimated future payments for the fiscal year ended March 31, 2022 are as follows (in thousands):

2023	$1,386
2024	1,791
2025	1,779
2026	1,539
2027	1,597
Thereafter	5,685
Total	$13,777
Changes in other comprehensive income, net of tax, associated with the Retirement Plans during the year ended March 31, 2022 include the following components (in thousands):

Year Ended
March 31, 2022
Actuary gains	$2,485
$2,485

VIPER HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
9. INCOME TAXES
The geographic sources of income before provision for income taxes are as follows (in thousands):

Year Ended
March 31, 2022
United States	$(65,582)
Foreign	120,792
Loss before provision for income taxes	$55,210
The components of the provision for income taxes are as follows (in thousands):

Year Ended
March 31, 2022
Current:
Federal	$(18)
State	847
Foreign	22,410
Provision for income taxes, current	$23,239

Deferred:
Federal	$(24)
State	63
Foreign	6,502
Provision for income taxes, current	$6,541
Funded status end of period	$29,780

VIPER HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
A reconciliation of the federal statutory income tax rate to the effective tax rate is as follows (in thousands):

	Year Ended
	March 31, 2022
Expected benefit at federal statutory rate	$11,605	21.0%
State tax, net of federal tax benefit	806	1.5
Permanent items	(3,539)	(6.4)
GILTI	11,350	20.6
Tax credits	(414)	(0.7)
Foreign tax	14,599	26.4
Tax attribute expiration	82	0.1
FIN 48 adjustment	(313)	(0.6)
Change in tax rate	(4,110)	(7.4)
Valuation allowance	(684)	(1.2)
Transaction costs	902	1.6
Loss company deferred intercompany charge	(2,044)	(3.7)
Return to provision	350	0.6
Other, net	1,190	2.2
	$29,780	54.0%

VIPER HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Significant components of the Company’s deferred tax assets and liabilities were as follows (in thousands):

As of
March 31, 2022
Deferred tax assets:
Net operating losses	$27,256
Interest	18,137
Allowances and accruals	12,036
Lease liability	4,875
Deferred compensation	3,481
Research credit	2,810
Fixed assets	1,983
Facility costs	892
Other	1,746
Total deferred tax assets	73,216
Valuation allowance	(44,826)
Deferred tax assets, net of valuation allowance	$28,390

Deferred tax liabilities:
Intangible assets	$(20,825)
Inventory	(5,063)
ROU asset	(4,702)
Other	(1,305)
Total deferred tax liabilities	(31,895)
Deferred tax liabilities, net	$(3,505)
The realization of deferred tax assets may be dependent on the Company’s ability to generate sufficient income in future years in the associated jurisdiction to which the deferred tax assets relate. As of March 31, 2022, valuation allowances of $44.8 million have been established against the deferred tax assets as realization is uncertain. The valuation allowance decreased by $0.7 million for the year ended March 31, 2022. The deferred tax liabilities primarily consist of indefinite lived intangibles in the U.S. and Japan.
The Company considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies, and recent financial performance. Based on the review of all positive and negative evidence, it was concluded that a full valuation allowance should be recorded against the net deferred tax assets excluding the indefinite lived intangibles in all jurisdictions other than Japan and China at March 31, 2021. In the event that the Company were to determine that it would be able to realize all or part of its deferred tax assets in the future, it would decrease the valuation allowance and recognize a corresponding tax benefit in the period in which it made such a determination.

VIPER HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
At March 31, 2022, the Company has federal net operating loss carryforwards of $18.2 million which begin to expire in 2029, and $17.8 million of federal net operating losses that carryforward indefinitely. The Company has total state net operating loss carryforwards of approximately $180.1 million which begin to expire in 2022. At March 31, 2022, the Company had federal research and development tax credits of $2.8 million which begin to expire in 2031. The Company had foreign net operating loss carryforwards of $45.7 million of which $43.1 million carryforward indefinitely and the remaining expire at various dates beginning in 2026. Utilization of the net operating loss and tax credit carryforwards may become subject to annual limitations due to ownership change limitations that could occur in the future as provided by Section 382 of the Internal Revenue Code of 1986, as amended, as well as similar state and foreign provisions. These ownership changes may limit the amount of the net operating loss and tax credit carryforwards that can be utilized annually to offset future taxable income.
Management regularly reviews the status of the accumulated earnings of each of the foreign subsidiaries and reassesses the determination to reinvest those earnings based on the Company’s overall financing plans. Management has asserted its intent to indefinitely reinvest accumulated earnings of foreign subsidiaries due to the capital requirements of the foreign subsidiaries. Additionally, the cash needs in the US are not as significant due to the repayment of debt subsequent to March 31, 2022. As a result, the Company has not recorded a deferred tax liability for foreign accumulated earnings or for the difference between the financial statement cost basis and the tax cost basis in the foreign subsidiaries.
The Company’s continuing practice is to recognize interest and penalties related to uncertain tax positions in income tax expense. Accrued interest and penalties related to uncertain tax positions as of March 31, 2022 was $37.0 thousand. During the twelve months ended March 31, 2022, there was a decrease in the accrued interest and penalties of approximately $0.2 million, primarily associated with the acquired reserves from the 2017 acquisition of D&M.
The following table summarizes the changes to unrecognized tax benefits, as follows (in thousands):

Balance as of April 1, 2021	$194
Expiration of the statute of limitations for assessment of taxes	(163)
Decreases related to foreign exchange changes	(3)
Balance as of March 31, 2022	$28
The Company and its subsidiaries are subject to federal income tax as well as income tax of multiple state and foreign jurisdictions. With few exceptions, the Company is no longer subject to income tax examination by tax authorities in major jurisdictions for years prior to 2017. However, to the extent allowed by law, the taxing authorities may have the right to examine prior periods where NOLs and tax credits were generated and carried forward and make adjustments up to the amount of the carryforwards. The Company is not currently under examination by the IRS, Foreign or state and local tax authorities.

VIPER HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
10. RELATED PARTY TRANSACTIONS
In June 2011, the Company entered into a Management Services Agreement with Charlesbank, its primary stockholder, which states that the Charlesbank will provide corporate advisory services for an annual fee. The Company incurred $0.8 million during the year ended March 31, 2022. $0.5 million of accrued advisory fees is included in accrued liabilities and other current liabilities as of March 31, 2022.

11. LEASES
The Company is a lessee in several operating leases, primarily real estate facilities for manufacturing, warehousing and office space. The Company’s lease arrangements are composed of operating leases with various expiration dates through August 31, 2036. The Company’s leases do not contain any material residual value guarantees. Operating ROU assets are included in long-term other assets and lease liabilities are included in accrued liabilities and other current liabilities and other non-current liabilities in the Company’s consolidated balance sheet. The Company does not separate lease and non-lease components for all leases.
During the fiscal year ended on March 31, 2022, the total operating lease cost was $11.4 million. Total variable lease costs were immaterial during the fiscal year ended March 31, 2022. The total operating lease costs were included in cost of sales, selling, general and administrative, and research and development in the Company’s consolidated statement of operations.
As of March 31, 2022, the weighted average remaining lease term was 7.3 years, and the weighted average discount rate was 4.7%.
During the fiscal year ending on March 31, 2022, cash paid for amounts included in the measurement of operating lease liabilities was $10.9 million; and operating ROU assets obtained in exchange of new operating lease liabilities was $22.5 million.
The balance sheet information related to our operating leases is as follows (in thousands):

As of
March 31, 2022
Other non-current assets	$33,226
Total operating ROU assets	$33,226

Other current liabilities	$9,140
Other non-current liabilities	24,734
Total operating lease liabilities	$33,874

VIPER HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
A maturity analysis of operating lease liabilities as of March 31, 2022, are as follows (in thousands):

Operating leases
Fiscal 2023	$10,034
Fiscal 2024	7,648
Fiscal 2025	5,134
Fiscal 2026	3,631
Fiscal 2027	2,512
Thereafter	12,106
Total lease payments	41,065
Less: Interest	(7,191)
Present value of lease liabilities	$33,874
In August 2021 the Company sold land and buildings located in Worthing, United Kingdom (the “Property”), for $24.7 million. At which time all titles transferred to the buyer and gain on sale was recognized in the amount of $5.7 million included in selling, general and administrative. Simultaneous to the sale of the Property, the Company, as a lessee, entered into a lease agreement with the buyer, as landlord, to lease back the building and land for a period of 15 years, beginning August 2021.

12. COMMITMENTS AND CONTINGENCIES
Litigation
From time to time, the Company is involved in other litigation and proceedings in the ordinary course of its business. The Company is not currently involved in any legal proceedings that it believes would have a material adverse effect on its business or financial condition except as disclosed below.
In August 2017, the Company Philips filed two patent infringement lawsuits against D&M Germany GmbH in Germany on August 31, 2017. Cases were filed in the Mannheim District Court and Dusseldorf Regional Court. The patent asserted in the Mannheim case expired in March 2019, and the Dusseldorf court filing relates to a patent which expired in 2017. Philips and D&M had been in discussions for several years concerning taking a license to certain Philips patents including the asserted patents in Germany. In February 2022 D&M settled this lawsuit in the amount of €1,5 million or $1.65 million.
In 2015, Digital Networks North America (“DNNA”) filed for bankruptcy. In 2017, the trustee for the estate filed a claim against D&M Holdings U.S. Inc. for the avoidance and recovery of certain claimed preferential transfers made by DNNA to D&M during the year prior to the date of bankruptcy proceedings. In 2018, the court granted in part and denied in part, D&M’s motion for summary judgment. On June 17, 2021, DNNA filed a second motion for summary judgment, which the court has since denied. At this time, it is not possible to estimate the likely outcome or whether the parties will settle this matter.

VIPER HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Company is subject to a variety of claims and suits that arise from time to time in the ordinary course of its business. While management currently believes that resolving claims against the Company, individually or in aggregate, will not have a material adverse impact on its financial position, results of operations or statement of cash flows, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future. Were an unfavorable final outcome to occur, there exists the possibility of a material adverse impact on the Company’s financial position, results of operations or cash flows for the period in which the effect becomes reasonably estimable.
13. SUBSEQUENT EVENTS
The Company has performed an evaluation of subsequent events through June 24, 2022, which is the date the consolidated financial statements were made available for issuance. Except as discussed below, there were no events that require adjustment to, or disclosure in, these consolidated financial statements.
Masimo Acquisition
On February 15, 2022, the Company entered into a merger agreement with Masimo Corporation for $1.025 billion that closed on April 11, 2022.
Debt payoff
On April 11, 2022, the Company fully repaid its loans under the Senior Credit Facility and advances together with all accrued and unpaid interest on its senior notes of $375.7 million.